Exhibit 99.1 Press Release

                   Columbia Bancorp Announces CFO Departure

    THE DALLES, Ore., Oct. 24 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO) today announced that Greg Spear has resigned as Chief Financial Officer (CFO) for Columbia River Bank and Columbia Bancorp. Spear is relocating with his family to Bellingham, Washington where he accepted the CFO position at Horizon Bank. Columbia River Bank's Chief Accounting Officer, Staci Coburn, will assume the CFO duties.

    "Greg has served as an integral part of helping build Columbia Bancorp over the past several years," says Columbia River Bank's President and CEO, Terry Cochran. "We thank him for his contributions and wish him the best at Horizon Bank."

    Staci Coburn, CPA, is a 10 year member of Columbia River Bank's finance team and will continue to lead the bank's financial management team and corporate business services. "We're fortunate to have Staci's remarkable financial experience and banking insights during these extraordinary economic times," added Cochran.

    With the recent announcement of veteran banker Terry Cochran as President and CEO, Columbia Bancorp and Columbia River Bank is committed to building a solid leadership foundation as the bank returns to its roots, focused on exceptionally servicing its valued community customers.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (http://www.columbiabancorp.comis the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

    FORWARD LOOKING STATEMENTS

    This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectability of our loans, economic and other factors which affect the collectability of our loans, the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia's revenues and margins, management's ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

CONTACT:  Terry  L. Cochran
          President and CEO
          +1-541-298-6633
          tcochran@columbiariverbank.com

          or

          Staci L. Coburn
          CVP and CAO
          +1-541-298-3169
          scoburn@columbiariverbank.com

both of Columbia Bancorp

Web site:  http://www.columbiabancorp.com